Exhibit 10.3


September 20, 2006

Urban Television Network Corporation
2707 S. Cooper Street, Ste. 119
Arlington, Texas  76015

Re: Bridge Loan Agreement

Gentlemen:

You have requested that R.J. HALDEN HOLDINGS, INC. a Texas corporation, provide a bridge loan (the "Bridge Loan" or "the Bridge Loan Agreement")) to Urban
Television Network Corporation ("the Borrower"), in addition to previous advances. Subject to and upon the terms and conditions hereinafter set forth, LENDER is hereby pleased to firmly commit to provide to the Borrower a Bridge Loan as follows on or before October 15, 2006 (the "Closing Date"):

     1. Commitment Amount and Funding. The Bridge Loan will be in the amount of ONE HUNDRED EIGHTY-NINE THOUSAND NINE HUNDRED AND NO/100 DOLLARS ($189,900) (the "Commitment Amount"), as to which the amount of thirty-five thousand five hundred sixteen and 07/100 dollars ($35,516.07) has heretofore been advanced. The Commitment Amount will be added to as "additional indebtedness" under the secured note heretofore advanced of three hundred two thousand five-hundred and no/100 dollars ($302,500.00), for an aggregate total of four hundred ninety-two thousand four hundred and no/100 dollars ($492,400). The Bridge Loan will have a promissory note ("Note") attached hereto as Exhibit "A" which will be delivered, and the original secured note(s) which aggregate to the original amount of three hundred two thousand five-hundred ($302,500) will be returned and marked "CANCELLED".

     2.  Maturity  Date.  The Bridge  Loan will  mature the  earlier of: (i) the closing of the acquisition of the controlling interest of UATV (the "Transaction), and the receipt of proceeds therefrom; or (ii) ninety (90) days from date of the Bridge Loan. However, at the election of Borrower, the proceeds of the Bridge Loan may be used to partially provide the consideration for the Transaction.

     3. Interest Rate. Twenty percent (20%) per annum. Fixed until paid.

     4. Source of Repayment of Loan. Proceeds of closing of the Transaction, secured by blanket lien on any and all assets of the Borrower, or any other proceeds therefrom. Borrower represents and warrants that the assets are free and clear of any claims, liens and encumbrances, save and except the liens ("Permitted Liens") as follows:

         a. Lien with respect to Westar Satellite Services, LP, ("Westar") which secures the payment for satellite services provided to the Borrower, with amounts outstanding as of one hundred forty-six thousand and no/100 dollars as of July 17, 2006, which Borrower warrants and represents will be reduced by twenty-thousand and no/100 dollars ($20,000) from the proceeds of the Bridge Loan on the Closing Date.

         b. Lien with respect to a note held by R.J. Halden Holdings, Inc., ("R.J. Halden") above referenced which has been consolidated and restated with the Bridge Loan.

     5. Security for Repayment of the Loan. The Company has heretofore provided a security agreement to R.J. Halden to secure repayment of the loan and after acquired indebtedness. The Security Agreement, together with UCC-1 financing statement, perfect a subsisting lien on the following collateral, inferior only to the lien of Westar on : (i) all assets, including accounts, and the proceeds arising therefrom in any manner; and (ii) tax credits arising from the qualified sale of the coal to Geotec and/or its subsidiaries for the purpose(s) of generating steam for electricity production utilizing coal that has been processed to qualify for such credits under applicable provisions of the Internal Revenue Code (collectively, "the Collateral").

     6. Conditions Precedent. The extension of the Bridge Loan by LENDER is subject to the execution and delivery, in form and substance acceptable to LENDER, on the Closing Date of the Note.

     7. Default. This Bridge Loan will be in default when Borrower fails to punctually pay the principal and accrued interest prior to the Maturity Date. In that event, LENDER may accelerate under the terms of the Note, and demand payment therefore. Interest will then accrue at the Default Rate of twenty-five percent (25%) per annum until paid, inclusive of reasonable attorney's fees and costs of collections. LENDER will have its other remedies under the terms of the Note and the Security Agreement.


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         By acceptance  of this letter,  you agree to indemnify and hold LENDER, his agents, servants, employees, successors, and assigns, harmless from any and all losses, claims, damages, liabilities, and expenses (including fees and disbursements of counsel) that may be incurred by or asserted against any such indemnitee arising out of any documentation, investigation, litigation, or proceeding relating to the financing transactions herein described, this commitment letter, or the credit facilities discussed herein; provided, however, that no person shall have the right to be so indemnified hereunder for matters arising solely from its own willful misconduct or bad faith.

         This Loan will be funded by certified or cashier's check for good funds or wire transfer per the wire transfer instructions referenced in Exhibit "B".

         This letter supercedes and replaces all previous communications between the parties, written or oral. This letter may not be modified or amended except by a writing executed by all parties hereto. This letter shall be governed by Texas law.

         This letter must be executed by you and returned to LENDER no later than 5:00 p.m., C.S.T. on September 20, 2006. LENDER reserves the right to terminate this commitment at any time prior to receipt by LENDER of a copy of this letter executed by you. This letter, unless previously terminated as provided above, shall expire at 5:00 p.m. on September 20, 2006 unless such date is extended in writing by LENDER in its sole discretion.



                                                 Sincerely,

                                                 LENDER
                                                 R.J. Halden Holdings, Inc.


                                                 By: /s/ Richard J. Halden
                                                    ----------------------------
                                                 Printed Name: Richard J. Halden
                                                              ------------------
                                                 Office: President/CEO
                                                        ------------------------



Acknowledged and accepted: September 20, 2006
Urban Television Network Corporation

By: Randy Moseley
Printed Name: Randy Moseley
Title: Executive Vice President/CFO












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